EXHIBIT 99.1

WTC INDUSTRIES, INC.

FOR IMMEDIATE RELEASE

Contact:	Greg Jensen, Chief Financial Officer WTC Industries, Inc. OTC Bulletin Board: WTCO Telephone: (651) 554-3140 Fax: (651) 450-5182	February 10, 2004

WTC Industries, Inc. Announces Record Results for 2003

Eagan, Minnesota. WTC Industries, Inc. and its wholly owned subsidiary PentaPure Incorporated reported record total net sales of $28,304,000 in 2003. The increase of 14% from 2002 net sales of $24,882,000 was due to 23% growth in sales of original equipment and replacement filters to the appliance market, partially offset by a planned decrease in sales of iodinated resin products from $2,198,000 in 2002 to $410,000 in 2003.

Income before income taxes was $4,431,000 in 2003, an increase of 11% over $4,002,000 in 2002. Net income was $2,815,000 or $1.63 per basic share and $1.25 per fully diluted share. In 2002 net income was $7,015,000 or $4.49 per basic share and $3.19 per fully diluted share. The reason for the reduced net income in 2003 as compared to 2002 is that the income for 2002 included an income tax benefit of $3,013,000 — the result of reversing the reserve against the Company’s fully reserved deferred tax asset. The impact of this benefit was to increase the 2002 basic and fully diluted earnings per share by $1.92 and $1.37, respectively. On a pro-forma basis, assuming the Company had not received the income tax benefit and had experienced the same tax rates in 2002 as in 2003, basic and diluted earnings per share in 2002 would have been $1.62 and $1.16, respectively.

For the fourth quarter ended December 31, 2003, the Company had record net sales of $8,306,000, an increase of 47% over net sales of $5,646,000 in 2002. The increase was due to the introduction of a new line of point-of-use water filtration systems for a major customer and increased sales of original equipment and replacement filters to the appliance market.

Income before income taxes was $1,362,000 in 2003, an increase of 6% over $1,290,000 in 2002. Net income for the fourth quarter of 2003 was $912,000 compared to $2,903,000 in 2002. Basic and fully diluted earnings per share for the fourth quarter 2003 were $.51 and $.40, respectively, compared to $1.77 and $1.33 in 2002. Net income was reduced in the fourth quarter of 2003 as compared to 2002 because net income for the fourth quarter of 2002 included an income tax benefit totaling $1,613,000, the result of reversing the reserve against the Company’s fully reserved deferred tax asset. The impact of this benefit was to increase basic and fully diluted earnings per share for the fourth quarter of 2002 by $.98 and $.74, respectively. In comparing the Company’s operating performance in 2003 to 2002, it should be noted that if the Company had not received the income tax benefit and had experienced the same income tax rates in 2002 as in 2003, pro-forma basic and diluted earnings per share for the fourth quarter of 2002 would have been $.53 and $.40, respectively. The Company is providing the pro-forma information to aid in this comparison.

Commenting on the results for both the fourth quarter and twelve months ended December 31, 2003, Mr. Jim Carbonari, President and Chief Executive Officer, said, “Our sales growth in 2003 is due to the introduction of two new filtration systems as well as increased sales of filtration systems to existing customers who are increasing the number of refrigerator models that utilize the Company’s filtration systems.  Sales of replacement filters continue to increase due to the growth of the installed base of refrigerators that use the Company’s proprietary replacement filters. In December the Company launched a new line of proprietary point-of-use water filtration products for the do-it-yourself market. During 2003 the Company made significant investments in manufacturing automation to further reduce its labor costs and to meet the projected sales growth for 2004. These accomplishments have positioned PentaPure to meet its objective of becoming the market leader of water filtration products to the appliance industry.

Commenting on business conditions and the outlook for 2004, Mr. Carbonari commented, “We have set the stage for another year of sales growth. We are in the early stages of introducing a new line of refrigerator filtration systems for a major brand name appliance manufacturer that will be fully implemented by mid-year. We have plans to introduce two additional filtration systems to new appliance customers. Further rollout of the new point-of-use products to the home improvement market should have a significant impact on new product sales. Replacement filter sales should continue to have a positive impact on both sales and profitability. The Company’s investments in new automation equipment should reduce labor costs and further advance our quality objectives. New product development will continue to be a priority as we provide our customers innovative market leading products.”

Mr. Carbonari was pleased to report that the Minneapolis-St. Paul Business Journal named the Company as one of the Top 5 Fastest Growing Small Public Companies in 2003. In addition, Deloitte and Touche has named the Company one of the top 15 companies in the Minneapolis-St. Paul Technology Fast 50 and among the top 500 fastest growing technology companies in the country.

WTC Industries, Inc. designs and manufactures water filtration products for the consumer market.

Except for historical information, the matters discussed in this press release (such as expected sales and profitability) are forward-looking statements that involve risks and uncertainties. Actual results could differ materially and adversely from the forward-looking statement for the reasons described in the Company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-KSB for the year ended December 31, 2002, and including, but not limited to, loss of a significant customer, unanticipated manufacturing difficulties or quality control problems, disruption in sources of supply, sufficiency of working capital, the effect of economic conditions, the impact of competitive products, pricing pressure from customers, and technological difficulties.

WTC INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Unaudited
	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
NET SALES	$8,306,350	$5,645,575	$28,303,868	$24,881,781
COST OF GOODS SOLD	5,566,626	3,657,536	18,865,780	16,699,278

GROSS PROFIT	2,739,724	1,988,039	9,438,088	8,182,503
OPERATING EXPENSES
Selling, general and administrative	909,752	495,007	2,974,725	2,594,187
Research and development	419,444	110,967	1,778,824	1,223,975

	1,329,196	605,974	4,753,549	3,818,162

INCOME FROM OPERATIONS	1,410,528	1,382,065	4,684,539	4,364,341
NONOPERATING INCOME (EXPENSE)
Interest Expense	48,510	91,962	256,796	362,104
Other expense (income), net	3	0	(3,100)	0

	48,513	91,962	253,696	362,104

INCOME BEFORE INCOME TAXES	1,362,015	1,290,103	4,430,843	4,002,237
INCOME TAX EXPENSE (BENEFIT)	449,782	(1,613,000)	1,616,000	(3,013,000)

NET INCOME	$912,233	$2,903,103	$2,814,843	$7,015,237

PER COMMON SHARE DATA – BASIC & DILUTED
EARNINGS PER SHARE – BASIC	$0.51	$1.77	$1.63	$4.49

EARNINGS PER SHARE – DILUTED	$0.40	$1.33	$1.25	$3.19

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
BASIC	1,786,000	1,638,000	1,724,000	1,564,000

DILUTED	2,296,000	2,175,000	2,248,000	2,196,000

ASSETS	December 31, 2003	December 31, 2002
CURRENT ASSETS	$10,191,681	$7,689,911
PROPERTY & EQUIPMENT, NET	5,619,670	2,710,671
OTHER ASSETS	2,594,845	3,257,669

	$18,406,196	$13,658,251

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES	$6,453,449	$4,863,637
LONG TERM OBLIGATIONS	5,714,889	5,550,811
STOCKHOLDERS' EQUITY (DEFICIT)	6,237,858	3,243,803

	$18,406,196	$13,658,251

Reconciliation of 2002 pro-forma Earnings per share to Earnings per share, as above:

	Fourth quarter of 2002		Year ended December 31, 2002
	Basic	Diluted	Basic	Diluted
2002 Earnings per share, as above	$1.77	$1.33	$4.49	$3.19
Remove the effect of the income tax benefit	(0.98)	(0.74)	(1.93)	(1.37)
Income tax expense assuming 2003 tax rates	(0.26)	(0.19)	(0.94)	(0.66)

Pro-forma 2002 earnings per share	$0.53	$0.40	$1.62	$1.16